Hennessy Advisors, Inc. Announces 3-for-2 Stock Split and Quarterly Dividend Increase of 12.5%

NOVATO, Calif., Jan. 26, 2017 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) reported today that its Board of Directors has approved a 3-for-2 stock split and a quarterly dividend of $0.075 per share, which represents a 12.5% increase over the previous quarterly dividend on a split-adjusted basis. The stock split will occur and the dividend will be paid on March 6, 2017, to shareholders of record as of February 10, 2017.

"We are proud to be able to reward our shareholders by splitting our stock 3-for-2 and increasing our cash dividend," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "This decision demonstrates our continued confidence in the Company's future. We remain committed to executing our long-term business plan, searching for strategic acquisitions and growing organically through our sales and marketing programs," added Mr. Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354;
Hibre Teklemariam, SunStar Strategic, hteklemariam@sunstarstrategic.com; 202-870-3006